Exhibit (c)(8)

November 27, 2013 Presentation to the Transaction Committee Regarding Project WILDCATS Strictly Private & Confidential SANDLER O’NEILL + PARTNERS, L.P.

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Date Received November 26, 2013 November 19, 2013 October 30, 2013 Consideration Mix 100% Stock 100% Stock 100% Stock Exchange Ratio 0.500 LION common units for each TIGER share Represents 12.5% of Pro Forma LION shares 0.480 LION common units for each TIGER share Represents 12.1% of Pro Forma LION shares 0.460 LION common units for each TIGER share Represents 11.6% of Pro Forma LION shares Purchase Price $2,437 mm (as of November 26, 2013; based on LION‘s share price of $23.80) $2,233 mm (as of November 19, 2013; based on LION‘s share price of $22.71) $2,163 mm (as of October 30, 2013; based on LION‘s share price of $22.96) Implied Valuation Per Share $11.90 based on LION’s stock price as of November 26, 2013 Represents a 25.4% premium to November 26, 2013 closing TIGER share price ($9.49) and a 14.2% premium to 9/30/13 book value $10.90 based on LION’s stock price as of November 19, 2013 Represents a 13.9% premium to November 19, 2013 closing TIGER share price ($9.57) and a 4.6% premium to 9/30/13 book value $10.56 based on LION’s stock price as of October 30, 2013 Represents a 6.7% premium to October 30, 2013 closing TIGER share price ($9.90) and a 1.4% premium to 9/30/13 book value Tax Structure Transaction will be taxable to TIGER shareholders Transaction will be taxable to TIGER shareholders Transaction will be taxable to TIGER shareholders Summary of Proposal

Proposal Value 1. TIGER book value is $10.42 as of 9/30/13 2. TIGER NAV is $9.89; based on Recent sales value ` 0.460 0.480 0.500 Exchange Ratio Exchange Ratio Exchange Ratio Date 10/30/2013 11/19/2013 11/26/2013 10-Day VWAP 20-Day VWAP LION Share Price $22.96 $22.71 $23.80 $23.10 $22.94 Implied Purchase Price $10.56 $10.90 $11.90 $11.55 $11.47 Implied Total Purchase Price ($mm) $2,163 $2,233 $2,437 $2,366 $2,349 TIGER Share Price $9.90 $9.57 $9.49 $9.60 $9.63 Premium to TIGER Price at Offer Date 6.7% 13.9% 25.4% 20.3% 19.1% 10-Day VWAP 10.0% 13.6% 24.0% 20.3% 19.5% 20-Day VWAP 9.7% 13.2% 23.6% 19.9% 19.1% YTD VWAP (0.9%) 2.3% 11.6% 8.3% 7.6% Premium to TIGER Book Value (1) 1.4% 4.6% 14.2% 10.8% 10.1% Premium to TIGER NAV (2) 6.8% 10.2% 20.3% 16.8% 16.0%

Components of Change in Proposal Value 1. Exchange rate increased from 0.460 on 10/30/13 to 0.480 on 11/19/13 to 0.500 on 11/26/13 2. LION share price increased from $22.96 on 10/30/13 to $23.80 on 11/26/13 Transaction Value $2,163mm $188mm $86mm $2,437mm -- 8.7% increase 4.0% increase 12.7% increase $10.56 $0.92 $0.42 $11.90 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 10/30 Proposal Increase in Exchange Ratio Increase in LION Share Price 11/26 Proposal (1) (2)

Accretion/Dilution Analysis Under Various Scenarios 1. Mean Analyst Estimates for LION ($2.74 in 2015) and TIGER (2015 TIGER estimate is 2014E multiplied by EPS LTGR) 2. Source: Management’s Strategic Plan Recommendation in TIGER Strategic Review Presentation for Board of Directors (10/22/13) 3. Assumes 100% of TIGER’s earnings are paid out in distributions. Source: LION 4. Based on Management’s guidance of $0.22 quarterly distribution per share Source: SNL Financial Management Strategic Plan Cases 11/26 Proposal (0.500 Exchange Ratio) Street (1) Base Case (2) Downside Case (2) Aggressive Case (2) 2015 Estimated EPS $1.16 $1.22 $0.74 $1.46 LION Accretion / (Dilution) ($) ($0.05) ($0.03) ($0.15) $0.03 (%) (1.7%) (1.2%) (5.6%) 1.0% TIGER Accretion / (Dilution) ($) $0.19 $0.13 $0.55 ($0.08) (%) 16.0% 11.0% 74.8% (5.2%) 2015 Income Distribution Impact LION New LION Income Distribution (3) $1.62 $1.64 $1.51 $1.70 Accretion / (Dilution) ($) $0.10 $0.12 ($0.01) $0.18 (%) 6.6% 7.6% (0.3%) 11.5% TIGER New TIGER Income Distribution $0.81 $0.82 $0.76 $0.85 Accretion / (Dilution) (4) ($) ($0.07) ($0.06) ($0.12) ($0.03) (%) (7.9%) (7.1%) (13.9%) (3.7%)

Imputed Values of LION Pro Forma Share Price 1. Mean Analyst Estimates for LION ($2.74 in 2015) and TIGER (2015 TIGER estimate is 2014E multiplied by EPS LTGR) 2. Source: Management’s Strategic Plan Recommendation in TIGER Strategic Review Presentation for Board of Directors (10/22/13) Source: SNL Financial Management Strategic Plan Cases Multiple Street (1) Base Case (2) Downside Case (2) Aggressive Case (2) Based on Current Price / 2015 EPS Multiple 8.7x $23.38 $23.51 $22.46 $24.03 % Change (1.8%) (1.2%) (5.6%) 1.0% Based on Peer Mean Price / 2015 EPS Multiple 9.5x $25.54 $25.69 $24.55 $26.26 % Change 7.3% 7.9% 3.1% 10.3% Based on LION 2015 Expected Dividend Yield 6.4% $25.37 $25.60 $23.72 $26.54 % Change 6.6% 7.6% (0.3%) 11.5% Required Yield to Maintain 11/26/13 Share Price 6.4% 6.8% 6.9% 6.4% 7.1%

Weighted-Average Net Gain for TIGER Shareholders at Various Transaction Prices Source: LION $0.21 $0.46 $0.71 $0.96 $1.21 $11.00 $11.25 $11.50 $11.75 $12.00

Analysis of LION and TIGER After-Tax Distributions 1. Partnership-level capital gains and ordinary income not modified for partner-level basis adjustments 2. Also excludes passive activity losses (PALs) which are generally suspended at the shareholder-level. Suspended PALs can be used to offset future passive activity income Source: LION Totals Per Unit / Share (1) Unit Holder / Shareholder Federal Tax Liability Ordinary Income Total Tax on Tax on After-Tax % of Distribution Capital Gains (Excluding Other Taxable Capital Items Ordinary Items Total Cash Cash Retained Company Period Income Deductions) (2) Income 15% 15% Tax Distribution Distribution After-Tax 2011 $1.62 $0.06 $1.68 $0.24 $0.02 $0.26 $0.74 $0.48 64.4% 2012 $2.08 $0.29 $2.36 $0.31 $0.10 $0.41 $1.22 $0.81 66.2% 2011 $0.37 $1.87 $2.24 $0.06 $0.65 $0.71 $0.78 $0.07 9.0% 2012 $0.31 $1.96 $2.27 $0.05 $0.69 $0.73 $0.86 $0.13 14.8% TIGER LION

Appendix

Asset Management Comparables

($Millions, except per share data)

Company Name	Ticker	Closing Price ($)	% of 52 Week High (%)	Publicly Floated Market Cap ($M)	Fully Diluted Market Cap ($M)	Enterprise Value ($M)	Current AUM ($M)	2015E Dividend Yield	LTM AUM Growth (%)	Price / EPS 2012 Adj (x)	Price / EPS 2013E (x)	Price / EPS 2014E (x)	Price / EPS 2015E (x)	Implied EPS Growth 12Adj-13 (%)	Implied EPS Growth 13-14 (%)
Alternative Asset Managers															
Apollo Global Management, LLC	APO	$ 30.31	87%	$ 4,356	$ 11,403	$ 13,268	$ 112,687	7.4%	3%	7.9x	6.9x	9.9x	10.1x	15%	(30%)
[1] The Blackstone Group, L.P.	BX	28.14	98%	16,017	32,239	39,849	248,065	7.1%	21%	15.9x	11.9x	9.9x	8.1x	34%	20%
The Carlyle Group, L.P.	CG	32.82	87%	1,618	10,221	10,288	185,024	4.8%	18%	13.9x	13.0x	10.7x	9.6x	7%	21%
Fortress Investment Group, LLC	FIG	8.05	88%	1,929	3,937	3,926	57,971	7.2%	13%	15.5x	10.6x	9.9x	8.8x	46%	7%
Kohlberg Kravis Roberts & Co.	KKR	23.80	99%	6,858	17,220	16,390	90,169	6.4%	36%	8.2x	9.6x	9.9x	8.7x	(15%)	(3%)
Oaktree Capital Group, LLC	OAK	55.00	92%	2,103	8,308	8,589	79,818	7.2%	(1%)	13.6x	9.3x	11.5x	11.8x	47%	(20%)
Och-Ziff Capital Management Group	OZM	13.67	98%	2,184	6,311	6,485	37,808	9.5%	21%	11.6x	9.4x	9.8x	9.4x	23%	(3%)
Median			**92%**					**7.2%**	**18%**	**13.6x**	**9.6x**	**9.9x**	**9.4x**	**23%**	**(3%)**
Mean			**93%**					**7.1%**	**16%**	**12.4x**	**10.1x**	**10.2x**	**9.5x**	**22%**	**(1%)**
Maximum			99%					9.5%	36%	15.9x	13.0x	11.5x	11.8x	47%	21%
Minimum			87%					4.8%	(1%)	7.9x	6.9x	9.8x	8.1x	(15%)	(30%)

[1] Blackstone's fully diluted shares equal to "Economic Net Income Adjusted Units".

Notes:
Publicly Floated Market Cap is calculated as total common shares outstanding times closing stock price.
Fully Diluted Market Cap is calculated as (total common shares outstanding, plus any assumed exchangeable units or other ownership converted to common stock, plus the amount of any other other "in-the-money" instruments which are convertible to common stock, such as stock options/awards, restricted stock and non-voting participating preferred stock) times closing stock price.
Enterprise Value equal to Fully Diluted Market Cap, less cash & equivalents (including marketable securities), plus total debt, plus minority interest.
EBITDA multiples for Alternative Asset Managers derived using "Economic Net Income" where applicable.
Source: Company filings, Bloomberg, Sandler O'Neill analysis

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